Exhibit 21.1

                 SUBSIDIARIES OF AQUENTIUM, INC.

     Aquentium Hong Kong, Ltd.
     Chinese limited liability company

     Charis Energy Development, Inc.
     Nevada corporation

     Canby Group, Inc.
     California corporation

     Environmental Waste Management, Inc.
     Nevada corporation

     USA Public Auction, Inc.
     Nevada corporation